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                                                                    EXHIBIT 23.2

               Consent of Ernst & Young LLP, Independent Auditors

     We consent to the reference to our firm under the caption "Experts" in amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Extreme Networks, Inc. for the registration of $200,000,000 of 3.5% Convertible Subordinated Notes due 2006 and the common stock issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated July 16, 2001, with respect to the consolidated financial statements and schedule of Extreme Networks, Inc. for the year ended June 30, 2001 included in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission.


Palo Alto, California
April 23, 2002